Exhibit 99.1

eMagin Expects First Quarter 2011 Revenue of
Approximately $5.5 Million

- Company Reaffirms 2011 Revenue Guidance Range -

BELLEVUE, Wash. – April 21, 2011 - eMagin Corporation (NYSE Amex: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, announced today that revenues for the first quarter of fiscal 2011 will be approximately $5.5 million due to production issues and a slower pace of manufacturing following preventative maintenance in the first quarter. The Company has been taking a number of steps to restore its production schedule, including running extra shifts on weekends.

Accordingly, the Company is maintaining its 2011 revenue guidance of $35 to $40 million based on its current backlog of orders under existing contracts and the anticipated resumption of normal production.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The Company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com